Minefinders Corporation Ltd.

(An Exploration Stage Company)

Consolidated Financial Statements

(Thousands of United States dollars)

December 31, 2005

Minefinders Corporation Ltd.

(An Exploration Stage Company)

Consolidated Financial Statements

(Thousands of United States dollars)

December 31, 2005

Contents

Auditors' Report

2

Consolidated Financial Statements

Balance Sheets

3

Statements of Loss and Deficit

4

Statements of Cash Flows

5

Statements of Mineral Properties and Deferred Exploration Costs

6

Summary of Significant Accounting Policies

7 - 10

Notes to the Financial Statements

11 - 21

BLO Dunwoody	600-925 Georgia St.
Chartered Accountants and Advisors	Vancouver, BC, Canada V6C 3L2
Telephone: (604) 688-5421
Telefax: (604) 688-5132
E-mail: Vancouver@bdo.ca
www.bdo.ca

________________________________________________________________________________________________

Auditors' Report

_______________________________________________________________________________________________

To the Shareholders of

Minefinders Corporation Ltd.

We have audited the Consolidated Balance Sheets of Minefinders Corporation Ltd. (an Exploration Stage Company) as at December 31, 2005 and 2004 and the Consolidated Statements of Loss and Deficit, Cash Flows and Mineral Properties and Deferred Exploration Costs for each of the years in the three-year period ended December 31, 2005.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards.  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and 2004 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2005 in accordance with Canadian generally accepted accounting principles.

“BDO Dunwoody LLP”

Chartered Accountants

Vancouver, Canada

February 23, 2006

BDO Dunwoody LLP is a Limited Liability Partnership registered in Ontario

2

Minefinders Corporation Ltd.

(An Exploration Stage Company)

Consolidated Balance Sheets

(Thousands of United States dollars)

December 31	2005	2004
Assets
Current
Cash and cash equivalents (Note2)	$ 32,409	$ 42,352
Receivables	765	156
Prepaid expenses	984	135
	$ 34,158	$ 42,643
Mineral Properties and deferred exploration costs (Note 3)	53,697	44,762
Equipment (Note 4)	371	187
	$ 88,226	$ 87,592
Liabilities and Shareholders’ Equity
Liabilities
Current
Accounts payable and accrued liabilities	$ 1,898	$ 879
Shareholders’ equity
Capital stock (Note 5)	85,672	85,526
Contributed surplus (Note 8)	7,954	6,803
Deficit accumulated in the exploration stage	(21,796)	(17,379)
Cumulative translation adjustment	14,498	11,763
	86,328	86,713
	$ 88,226	$ 87,592

Approved by the Board of Directors:

__________________________________ Director

_____________________________     ___Director

The accompanying notes and summary of significant accounting policies are an integral part of these consolidated financial statements.

 Minefinders Corporation Ltd.

(An Exploration Stage Company)

Consolidated Statements of Loss and Deficit

(Thousands of United States dollars, except per share data)

For the years ended December 31	2005	2004	2003
Administrative costs
Accounting and auditing	$ 443	$ 347	$ 143
Amortization	10	11	12
Consulting fees	341	304	180
Corporate relations	373	485	532
Legal	305	279	300
Office services and expenses	547	265	303
Stock option compensation (Note 8)	685	1,376	1,148
Shareholder reports and filing fees	188	195	295
Travel	61	39	61
	2,953	3,401	2,974
Other operating items
Write-off of mineral properties and deferred exploration costs (Note 3)	2,228	339	1,055
Loss from operations	(5,181)	(3,740)	(4,029)
Investment and other items
Foreign exchange loss	(172)	(111)	(303)
Loss on sake of assets	(1)	(1)	(1)
Interest income	937	1,003	398
Net loss for the year	(4,417)	(2,849	(3,935)
Deficit accumulated in the exploration stage, beginning of year	(17,379)	(14,530)	(10,595)
Deficit accumulated in the exploration stage, end of year	$ (21,796)	$ (17,379)	$ (14,530)
Loss per share – basic and diluted	$ (0.12)	$ (0.08)	$ (0.12)
Weighted average shares outstanding	36,550,416	36,398,504,	31,491,892

The accompanying notes and summary of significant accounting policies are an integral part of these consolidated financial statements.

Minefinders Corporation Ltd.

(An Exploration Stage Company)

 Consolidated Statements of Cash Flows

(Thousands of United States dollars)

For the years ended December 31	2005	2004	2003

Cash flows used in operating activities
Net loss for the year	$ (4,417)	$ (2,849)	$ (3,935)
Items not involving cash
Amortization	10	11	12
Loss on sale of assets	1	1	1
Write-off of mineral properties and deferred exploration costs	2,228	339	1,055
Stock option compensation	685	1,376	1,148

Net change in non-cash working capital balances
Receivables	(609)	(129)	(4)
Prepaid expenses	(849)	(64)	11
Accounts payable and accrued liabilities	1,019	82	226
	(1,932)	(1,233)	(1,486)
Cash flows used in investing activities
Mineral properties and exploration costs	(8,874)	(6,221)	(5,713)
Purchase of equipment	(277)	(148)	(91)
	(9,151)	(6,369)	(5,804)
Cash flows provided by financing activities Net proceeds on issuance of common shares	146	1,248	44,439
Effect of exchange rates on cash and cash equivalents	994	3,029	2,558
Increase (decrease) in cash and cash equivalents	(9,943)	(3,325)	39,707
Cash and cash equivalents, beginning of year	42,352	45,677	5,970
Cash and cash equivalents, end of year	$ 32,409	$ 42,352	$ 45,677
Supplemental Information

Non-cash investing and financing activities:
Amortization of equipment included in deferred exploration costs	$ 69	$ 64	$ 62
Stock option compensation (Note 8)	$ 1,151	$ 2,385	$ 2,238

Minefinders Corporation Ltd.

(An Exploration Stage Company)

Consolidated Statements of Mineral Properties

and Deferred Exploration Costs

(Thousands of United States dollars)

For the years ended December 31	2005	2004	2003

Mineral properties	$ 114	$ 126	$ 130

Deferred exploration costs
Assaying	394	344	633
Amortization	69	64	62
Communication and delivery	152	141	100
Drilling and trenching	2,816	2,470	2,652
Engineering/feasibility study	1,210	1,153	199
Environmental	147	55	22
Geophysical surveying and mapping	16	8	60
Heavy equipment rentals	87	31	6
Legal	80	86	30
Licenses and recording fees	540	358	385
Metallurgical	120	269	144
Road building	859	215	109
Site assembly	552	125	-
Stock option compensation (Note 8)	466	1,009	1,090
Supplies	148	126	143
Taxes	-	321	271
Technical and professional services	1,358	1,111	964
Travel	281	195	136
	9,295	8,081	7,006

Mineral properties and deferred exploration costs during the year	9,409	8,207	7,136

Balance, beginning of year	44,762	34,519	23,079

Less: Write-off of mineral properties and deferred exploration costs (Note 3)	(2,228)	(339)	(1,055)
Value-added taxes recovered	-	(913)	-

Foreign exchange adjustment	1,754	3,288	5,359
Balance, end of year (Note 3)	$ 53,697	$ 44,762	$ 34,519

The accompanying notes and summary of significant accounting policies are an integral part of these consolidated financial statements.

Minefinders Corporation Ltd.

(An Exploration Stage Company)

Summary of Significant Accounting Policies

(Thousands of United States dollars, except number of shares and per share data)

December 31, 2005 and 2004

Basis of Consolidation

These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles and include the accounts of the Company and its wholly-owned subsidiaries, Minera Minefinders S.A. de C.V., Compania Minera Dolores S.A. de C.V., and Servicios Mineros Sierra S.A. de C.V. (all in Mexico), and Minefinders (U.S.A.) Inc. (in the United States).  All inter-company transactions and balances are eliminated on consolidation.

Mineral Properties

The Company is in the exploration stage in respect of its mineral properties.  Acquisition, exploration and development costs relating to mineral properties are deferred until such time as mineral properties are brought into commercial production, at which time they will be amortized over the estimated life of the property on a unit of production basis using proven and probable reserves.  Revenue incidental to exploration and development activities, including proceeds on sale of properties, is credited against the cost of properties.  Aggregate costs related to abandoned properties are charged to operations at the time of any abandonment or when there is an expectation that the carrying amount of these costs will not be recovered.  During the year ended December 31, 2005, the Company wrote-off $2,228 (2004-$339; 2003-$1,055) of such costs.

Where the Company has entered into option agreements to acquire interests in mineral properties that provide for periodic payments, amounts unpaid are not recorded as liabilities since they are payable entirely at the Company's option.

Equipment

Equipment is recorded at its net carrying amount, which is its cost less accumulated amortization and impairment write downs.  Amortization is calculated on a declining-balance basis at the rate of 30% per annum for vehicles and 20% per annum for other equipment.  An impairment loss is recognized when the net carrying amount of the equipment exceeds the net future cash flows relating to the equipment.  No impairment writedown of equipment was required during the years covered by these consolidated financial statements.

Asset Retirements

The Company may incur liability for costs associated with the eventual retirement of tangible long-lived assets (for example, reclamation costs). The liability for such costs exists from the time the legal obligation first arises, not when the actual expenditures are made in the future. Such obligations will be measured initially at their fair value using discounted present value methodology. The resulting amount will be added to the cost of the related asset and to the Company’s liabilities, and will be adjusted in later periods for changes in the amount and timing of the expected cash expenditures. The amount added to the asset will be depreciated in the same manner as the asset. The liability will be increased in each accounting period by the amount of the implied interest inherent in the use of discounted present value methodology, and the increase will be charged against earnings. To date, the Company has not incurred such obligations.

Minefinders Corporation Ltd.

(An Exploration Stage Company)

Summary of Significant Accounting Policies

(Thousands of United States dollars, except number of shares and per share data)

December 31, 2005 and 2004

Reporting Currency and

Effective January 1, 2004, the Company changed its reporting

Foreign Currency Translation

currency from the Canadian dollar to the United States dollar, to provide information on a more comparable basis with the majority of the Company’s peer group.

The Company raises its funds and expends them in Canadian dollars. For Canadian accounting purposes, the Canadian dollar is regarded as the Company’s functional currency, and therefore its consolidated financial statements are prepared in Canadian dollars using the temporal method under which monetary assets and liabilities are translated at the exchange rate in effect at the balance sheet date, and income and expenses and non-monetary balances are translated at the exchange rate in effect at the times of the underlying transactions. Gains or losses arising from this translation are included in income (loss) for the period.

For the purpose of reporting in United States dollars, the Canadian financial statements are translated as follows: all assets and liabilities at the exchange rate in effect at the balance sheet date; income and expenses and capital stock issues at the rates in effect on the transaction dates. The resulting exchange gains or losses are shown as a separate component of shareholders’ equity and do not affect reported earnings or losses.

The financial information as of December 31, 2005 and 2004,  and for the three years ended December 31, 2005 is presented as if the US dollar had always been used as the reporting currency.

 The U.S. dollar exchange rates for the Canadian dollar, and the Mexican peso for the periods reported on in these consolidated financial statements were as follows:

	2005	2004	2003
Canadian dollar
Year end	.8598	.8319	.7713
Average	.8253	.7683	.7135
Mexican peso
Year end	.0941	.1116	.1124
Average	.1112	.1127	.1078

Minefinders Corporation Ltd.

(An Exploration Stage Company)

Summary of Significant Accounting Policies

(Thousands of United States dollars, except number of shares and per share data)

December 31, 2005 and 2004

Loss Per Share

The Company follows the “Treasury Stock Method” to calculate loss per common share.  Under this method, the basic loss per share is calculated using the weighted average number of common shares outstanding during each period.

The diluted loss per share assumes that the outstanding stock options and share purchase warrants had been exercised at the beginning of the period. However, shares issuable on exercise of stock options and warrants totaling 3,745,000 (2004- 3,440,000; 2003 - 2,950,000) were not included in the computation of diluted loss per share because the effect would have been anti-dilutive.

Financial Instruments

The Company's financial assets and liabilities consist of cash and cash equivalents, receivables and accounts payable and accrued liabilities. It is management's opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments. A risk exists of currency fluctuations on cash and cash equivalents. The Company does not hedge any of its risks. The fair values of the financial instruments approximate their carrying values due to the short-term maturities of these instruments.

Financial assets and liabilities denominated in currencies other than the United States dollar are as follows:

	2005		2004
	Financial Assets	Financial Liabilities	Financial Assets	Financial Liabilities

Canadian dollar	$ 14,934	$ 232	$ 41,548	$ 84
Mexican peso	660	890	274	72
	$ 15,594	$ 1,122	$ 41,822	$ 156

Cash and Cash equivalents

Cash and cash equivalents consist of cash and redeemable short-term deposits

Estimates and Assumptions

Canadian generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Segmented Information

The Company has determined that it has one business segment, the exploration and development of mineral properties.  Information by geographical area is disclosed in Notes 3 and 4.

Stock Based Compensation

Effective January 1, 2004, the Company adopted the recommendations of revised Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 3870, “Stock-based compensation and other stock-based payments”, which requires the Company to adopt the fair value based method for all stock-based awards granted on or after January 1, 2004 and to account for the grants as compensation expense in its financial statements.

The Company retroactively applied this accounting policy to prior periods. The effect of the restatement was to increase the net loss for 2003 by $541 for options granted in 2003 and to increase the accumulated deficit as of December 31, 2003 by $1,283.

Contributed surplus was restated for the corresponding effect of these restatements.

The Company uses the Black-Scholes option pricing model to determine the fair value of options granted. See Note 8 for details of assumptions used in the calculations.

Income Taxes

Future income taxes relate to the expected future tax consequences of differences between the carrying amount of balance sheet items and their corresponding tax values.  Future tax assets are recognized only to the extent that, in the opinion of management, it is more likely than not that the net future income tax assets will be realized.  Future income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment or substantive enactment.

Reclassifications

In 2003, Mexican value added taxes (“IVA”) of $913 recoverable for years 2003 and earlier were considered to be doubtful for collection and were reclassified from Receivables to Mineral properties and deferred exploration costs. Substantially all of these amounts were recovered in 2004 and this amount has been recorded as a deduction from deferred exploration costs in the consolidated financial statements.

The effect of the reclassification in 2003 was retroactively reflected in the consolidated financial statements.

Minefinders Corporation Ltd.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Thousands of United States dollars, except number of shares and per share data)

December 31, 2005 and 2004

1.     Nature of Business

The Company was organized on February 4, 1975 under the laws of the
Province of Ontario and is engaged in the business of exploring for, developing and producing from precious and base metal properties in North America and Mexico.  At December 31, 2005 and 2004, the Company was considered an exploration stage company.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  The Company has not yet determined whether all of its properties contain mineral reserves that are economically recoverable.  The recoverability of the amount shown for mineral properties and deferred exploration costs is dependent upon the existence of economically recoverable reserves, confirmation of the Company’s interest in the underlying mineral claims, obtaining long term financing to complete exploration and development, and upon future profitable production (see Note 11-Subsequent Event).

2.

Cash and Cash Equivalents

The balance consists of cash and the principal and accrued interest of term deposits maturing at September 22, 2006, unless redeemed earlier at the Company’s option.  Interest income is earned at 2.6%. At December 31, 2005 the Company held term deposits amounting to Canadian $17,296 (2004 - Canadian $ 49,180).

3.    Mineral Properties and Deferred Exploration Costs

Net carrying costs at December 31, 2005 and 2004:

	2005
	Mineral Properties	Exploration Costs	Total	2004
Mexico
Dolores	$ 9,474	$ 34,968	$ 44,442	$ 36,564
Northern Sonora	235	5,233	5,468	4,657
La Reserva/El Correo	-90	1,778	1,868	1,816
Planchas de Plata	-	1,579	1,579	135
Other	-	8	8	7
	9,799	43,566	53,365	43,179
United States	111	221	332	1,583
	$ 9,910	$ 43,787	$ 53,697	$ 44,762

Minefinders Corporation Ltd.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Thousands of United States dollars, except number of shares and per share data)

December 31, 2005 and 2004

3.

Mineral Properties and Deferred Exploration Costs - Continued

Amounts written off in the three years ended December 31, 2005:

	2005	2004	2003
Mexico
Northern Sonora	$ 52	$ 25	$ 646
Other	47	160	94
	99	185	740

United States	1,911	-	169

General Exploration	218	154	146
	$ 2,228	$ 339	$ 1,055

Mineral properties and deferred exploration costs relate to the following:

Mexican Properties

Dolores Property

This property consists of nine claims totaling 27,700 hectares in the Madera Mining District, in the state of Chihuahua.  The Company has a 100% interest in two claims totaling 25,780 hectares and can acquire a 100% interest in the other seven claims by bringing the property into production or by making further payments of US$350 payable in quarterly installments of $25.  The property is subject to underlying net smelter return ("NSR") royalties totaling 3.25% on gold and 2% on silver (see note 11 –Subsequent Event).

Northern Sonora Properties

The Company has a 100% interest in the mineral rights to nine claims totaling 16,591 hectares in the State of Sonora.  The Company makes annual rent payments to the landowners of approximately $84, escalating by 10% per annum.  Should a mine be put in production on the properties, a payment of $500 is due to one landowner.  Another landowner is to be paid $350 for the first mine put into production on his property and $200 for each additional mine put into production.

Minefinders Corporation Ltd.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Thousands of United States dollars, except number of shares and per share data)

December 31, 2005 and 2004

3.

Mineral Properties and Deferred Exploration Costs - Continued

La Reserva/El Correo

The Company holds title to four claims in the La Reserva/El Correo property in northern Sonora, amounting to 4,232 hectares. The Company has entered into agreements whereby it makes annual payments for access to the property.  The agreements may be terminated upon 30 days notice to the landowners.

Planchas de Plata

In January 2004 the Company staked the 500 hectare Anita concession, the surface rights to which were acquired in October 2004. This property is also in northern Sonora. The 2006 annual rent payment will be $15, which will escalate by 10% per annum, and a payment of $222 will be made if a mine is put into production on the property.

Other Properties

In 2004 the Company wrote-off its claims in Zacatecas, Mexico.

United States Properties

The Company held a 100% interest in the Clear, Dottie and Gutsy properties (subject to NSR royalties of 3%). In 2003 the Company wrote off expenditures on the Dottie property of $161 but retained title. In 2005 further expenditures on Dottie, and accumulated expenditures on Clear, were written off. The Washiki claim group and Cleo claims near the Clear property were also written off.

In 2005, the Company acquired the 30 unpatented lode mining Wickes claims in Montana for $2.

Minefinders Corporation Ltd.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Thousands of United States dollars, except number of shares and per share data)

December 31, 2005 and 2004

4.

Equipment

	2005			2004
	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value
Exploration equipment	$ 47	$ 34	$ 13	$ 39	$ 29	$ 10
Office furniture and equipment	449	197	252	236	162	74
Vehicles	393	287	106	337	234	103
	$ 889	$ 518	$ 371	$ 612	$ 425	$ 187

The Company’s equipment is located as follows:

	2005	2004
Mexico	$ 120	$ 86
United States	43	53
Canada	208	48
	$ 371	$ 187

5.

Capital Stock

Authorized

Unlimited common shares, no par value

	Issued	Amount

Balance, January 1, 2003	28,411,737	$ 39,838

Private placement (net of issue costs of $785)	2,587,500	11,213
Private placement (net of issue costs of $1,927)	4,000,000	31,662
Exercise of warrants	353,104	358
Exercise of stock options	769,500	1,207
Balance, December 31, 2003	36,121,841	84,278

Exercise of stock options	355,000	1,248

Balance, December 31, 2004	36,476,841	85,526

Exercise of stock options	165,000	146
Balance, December 31, 2005	36,641,841	$ 85,672

5.

Capital Stock – Continued

 (a)

Stock Options (all per share amounts are in Canadian dollars)

In 2003, the shareholders approved a new stock option plan ("the 2003 Plan") for directors, officers, employees and certain consultants.  The number of shares made available for purchase pursuant to options under the 2003 Plan was not to exceed 1,110,138; in 2004 the shareholders approved an increase in this number to 2,156,020. After grants made from this plan, and in 2003 also from the existing 1998 Plan, the total options available for grant pursuant to both approved stock option plans at December 31, 2005 was 191,868. Since then, the Company has terminated the 1998 Plan so that no new grants may be made, reducing the total options available for grant to 191,020 under the 2003 Plan. The termination of the 1998 Plan did not cause the cancellation of options outstanding under that plan; 1,850,000 such options remained outstanding and exercisable at December 31, 2005. The Board of Directors has resolved, subject to approval by the shareholders, to increase the number of shares available for grant under the 2003 Plan by 3,417,980.

The term of options granted cannot exceed five years.  The vesting of each option is determined by the Board of Directors and the exercise price is the fair market value of the Company's shares at the date of grant.

The following table summarizes the changes in stock options during the years:

	Number	Weighted Average
	of Options	Exercise Price Cdn $
Outstanding at January 1, 2003	2,879,500	$ 3.66
Granted	850,000	10.50
Cancelled	(10,000)	6.15
Exercised	(769,500)	2.20
Outstanding at December 31, 2003	2,950,000	6.01
Granted	845,000	8.97
Exercised	(355,000)	4.58
Outstanding at December 31, 2004	3,440,000	6.89
Granted	500,000	5.71
Exercised	(165,000)	1.09
Cancelled	(30,000)	10.65
Outstanding at December 31, 2005	3,745,000	$ 6.95

5. Capital Stock – Continued

All options granted and outstanding during the years were fully exercisable on the various grant dates except: 20,000 options with an exercise price of Cdn $6.15 which vested in 5,000 increments over a one year period (of which 10,000 were cancelled during 2003); and 50,000 options granted on July 1, 2003 at Cdn $8.08 which vested 25,000 immediately and 25,000 after six months. The weighted average grant-date fair value of options granted during the year was Cdn $2.76 per option (2004-Cdn $3.61; 2003 – Cdn $3.75).

At December 31, 2005, the following stock options were outstanding and exercisable:

Number	Exercise Price	Expiry Date
Cdn $
220,000	$ 1.50	November 7, 2006
585,000	$ 3.30	April 17, 2007
860,000	$ 6.45	November 23, 2007
35,000	$ 8.08	July 1, 2008
725,000	$ 10.65	September 26, 2008
50,000	$ 12.53	March 17, 2009
75,000	$ 8.25	May 17, 2009
695,000	$ 8.80	June 14, 2009
450,000	$ 5.64	July, 12, 2010
50,000	$ 6.30	December 19, 2010
3,745,000

(b)

The following table summarizes warrant activities:

	Number	Weighted Average
	of Warrants	Exercise Price
		Cdn $
Outstanding at January 1, 2003	353,104	$ 1.40
Exercised	(353,104)	1.40
Outstanding at December 31, 2003, 2004 and 2005	-	$ -

6.

Related Party Transactions

Related party transactions not disclosed elsewhere in these consolidated financial statements were as follows:

(a) The Company was charged for administrative and geological services by two officers (one of whom is also a director but does not receive director’s fees), through their private consulting corporations until June, 2004. At that time they became employees of the Company. Their consulting fees to June 2004 are included in the figures below. The other directors were paid aggregate directors’ fees of $71 in 2005 (2004 - $25; 2003 – nil).

Year	Amount

2005	$ 71
2004	$ 319
2003	$ 271

(b) Legal services are provided by a law firm in which one of the directors of the Company is a partner.  The cost of these services was as follows:

Year	Amount

2005	$ 180
2004	$ 133
2003	$ 180

Transactions with related parties were in the normal course of operations and were measured at the exchange value (the amount of consideration established and agreed to by the related parties).

7.     Income Taxes

The tax effects of temporary differences between amounts recorded in the Company’s accounts and the corresponding amounts as computed for income tax purposes give rise to deferred tax assets as follows:

	2005	2004
Tax loss carry forwards	$ 6,099	$ 5,910
Equipment	63	42
Mineral properties and deferred exploration costs	(6,257)	(2,470)
Financing costs	477	761
Valuation allowance established by management	(382)	(4,243)
Net deferred assets at December 31	$ -	$ -

7.     Income Taxes - Continued

The provision for income taxes differs from the amount calculated using the Canadian federal and provincial statutory income tax rates as follows:

	2005	2004	2003
Benefit from net loss, at Canadian rates	$ (1,507)	$ (1,015)	$ (1,398)
Effect of difference in foreign tax rates	30	34	19
Non-deductible expenses	7	30	2
Non-deductible stock option compensation	231	490	794
Effect of tax rate changes on future income taxes	140	333	90
Effect of change in foreign exchange rate	236	297	486
Increase (decrease) in valuation allowance	863	(169)	7
Income tax expense for year	$ -	$ -	$ -

The Company establishes its valuation allowance based on projected future operations. Management has determined that the allowance should be 100% of the deferred tax assets. When circumstances cause a change in management’s judgment about the recoverability of deferred tax assets, the impact of the change on the valuation allowance (except for those relating to undeducted financing costs) will be reflected in current income.  If the valuation allowance relating to undeducted financing costs is reduced, the Company will recognize this benefit as an increase in capital stock.

The Company has approximately $32,100 (2004 - $21,700) of exploration and development costs which are available for deduction against future income for tax purposes.  In addition, the Company has non-capital losses of approximately $18,900 (2004 - $17,850) expiring in various amounts from 2006 to 2015.

The tax benefit of losses carried forward and the associated valuation allowance were reduced by $565 representing the tax effect of losses that expired in 2005. The valuation allowance was also reduced by $4,159 due to adjustment of the tax basis of mineral properties in 2005, including write-off of certain properties.

8.

Stock Option Compensation

Effective January 1, 2004, with retroactive effect the Company adopted the fair value based method of accounting for all stock option compensation (see Summary of Significant Accounting Policies – Stock Options). Compensation expense is determined using the Black-Scholes option pricing model. The assumptions used in calculating the expense of options granted were:

	2005	2004	2003
Risk-free rate	3.4%	3.5%	5%
Dividend yield	nil	nil	nil
Volatility factor of the expected market price
of the Company's common shares	58%	63%	50%
Weighted average expected life of the options (months)	50	30	30

Compensation expense for year:
Charged to income	$ 685	$ 1,376	$ 1,148
Charged to deferred exploration costs	466	1,009	1,073
	$ 1,151	$ 2,385	$ 2,238

  The combined amounts were credited to contributed surplus.

9.

United States Generally Accepted Accounting Principles

The consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP").  These principles differ in some respects from United States generally accepted accounting principles ("US GAAP").  The effect of such differences on the Company's consolidated financial statements is set out below:

 (a)

Mineral exploration expenditures

Under Canadian GAAP expenditures on specific properties are capitalized until such time as it is established that no economically recoverable deposit exists, or the properties are sold or abandoned; related cash flows are reported as investing activities. US GAAP requires that mineral exploration expenditures be charged to the Statement of Loss and Deficit in the period incurred and the related cash flows be reported as operating activities.  Accordingly, for US GAAP, all mineral exploration expenditures incurred to date would be charged to the Statements of Loss and Deficit and the Statements of Cash Flows would report the expenditures as operating activities.

9.

United States Generally Accepted Accounting Principles - Continued

(b)

Comprehensive income (loss)

US GAAP requires the Company to present comprehensive income. Comprehensive Income comprises the Company’s net loss and all changes to shareholders’ equity except those resulting from investments or distributions to owners. Foreign exchange adjustments resulting from the translation of deferred mineral exploration costs have been excluded from the calculation of comprehensive loss as such costs would have been charged to expense as incurred under US GAAP.

(c)

Stock option compensation

Effective January 1, 2004, the Company adopted the Canadian GAAP fair-value-based method for all stock-based awards granted on or after January 1, 2004 and retroactively applied this method to, and re-stated, all prior periods. The Company has also early-adopted this method under US GAAP. Accordingly, there is no difference between the financial position, results of operations, and cash flows under Canadian GAAP and US GAAP arising from the accounting for stock-based compensation.

The impact of the above on the financial statements is as follows:

	2005	2004	2003
Statements of Loss and Deficit
Net loss per Canadian GAAP	$ (4,417)	$ (2,849)	$ (3,935)
Adjustments related to mineral exploration expenses	(7,181)	(6,955)	(6,081)

Net loss per US GAAP	(11,598)	(9,804)	(10,016)
Foreign exchange adjustment	981	3,032	2,810
Comprehensive loss per
US GAAP	$ (10,617)	$ (6,772)	$ (7,206)

Net loss per share, basic and diluted	$ (0.32)	$ (0.27)	$ (0.32)

Statements of Cash Flows
Cash flows used in operating activities per Canadian GAAP	$ (1,932)	$ (1,233)	$ (1,486)
Adjustments for mineral properties and exploration costs	(8,874)	(6,221)	(5,713)
Cash flows used in operating activities per US GAAP	$ (10,806)	$ (7,454)	$ (7,199)
Cash flows used in investing activities per Canadian GAAP	$ (9,151)	$ (6,369)	$ (5,804)
Adjustment for mineral properties and exploration costs	8,874	6,221	5,713
Cash flow used in investing activities per US GAAP	$ (277)	$ (148)	$ (91)

9.

United States Generally Accepted Accounting Principles - Continued

Balance Sheets	2005	2004
Shareholders' equity per Canadian GAAP	$ 86,328	$ 86,713
Adjustments related to mineral
exploration expenses	(53,697)	(44,762)
Shareholders’ equity per US GAAP	$ 32,631	$ 41,951

10.

Commitments

The Company has contracted for the construction of an access road to its proposed mine at Dolores, in Chihuahua. The contract is on a "cost plus" basis and may be cancelled upon 30 days notice. At December 31, 2005, the estimated cost to complete was $1,300. In addition, the Company has ongoing commitments for property payments and operating leases amounting to $500 through years 2006 to 2010.

11.

Subsequent Event

On February 23, 2006, the Board of Directors approved construction of a mine at the Company’s Dolores property, subject to the obtaining of all necessary permits and obtaining the required financing.